Exhibit 99.1

               EXCHANGE BANCSHARES, INC.
       DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN (the "Plan")
               AUTHORIZATION CARD


I hereby authorize Exchange Bancshares, Inc. (the "Company") to pay to Illinois Stock Transfer Company all cash dividends on the number of whole shares of Common Stock held of record in the account shown on the reverse side and on all shares subsequently acquired having identical registration and cash dividends on shares (including fractional shares) credited to my account under the Plan. I appoint Illinois Stock Transfer Company as my agent to apply such dividends, together with any optional cash payments, to the purchase of full and factional shares of the Company's Common Stock under the Plan.

My participation in the Plan and this authorization are subject to the terms and conditions of the Plan.

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To make an optional cash payment with this Authorization Card, indicate the amount below and endorse a check or money order payable to Illinois Stock Transfer. The minimum amount for an Optional Cash Payment is $25.00, and you may invest any amount up to $500.00 per month for this purpose. Mail to:
Illinois Stock Transfer Co., 209 West Jackson Boulevard, Suite 903, Chicago,
IL 60606-6905, administrator of the Plan. Optional cash payments which are not invested within the limits imposed under the Plan may be returned to participants. Optional cash payments must be received by IST on or before the 25th of the month for investment on the 1st business day of the following month.


AMOUNT ENCLOSED

$______________
(Check or money order only)
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                              THIS IS NOT A PROXY

                       (Continued and to be signed on reverse side)



AUTHORIZATION CARD - DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN (Continued from reverse side)

A signed card must be returned for each account to be enrolled in the Plan. Dividends on shares held of record in the following account will be reinvested as indicated.


Reinvest any dividends payable to me on:

___ All shares I/we own
___ Only the number of shares I choose #__________


PLEASE SIGN BELOW


X_______________________

X______________________
Please sign exactly as name(s) appear above. If joint account, each joint owner must sign. Executors, trustees, etc. should give full title.

_____________ Date ________________ Telephone number